Exhibit 99.1

Q4 News Release

Calgary, February 2, 2018

Imperial announces 2017 financial and operating results

•	Full-year earnings of $490 million; $1,056 million excluding upstream non-cash impairment charges
•	Progressing work to increase Kearl annual average gross production to 240,000 barrels per day
•	Returned more than $1.1 billion to shareholders through share purchases and dividends

	Fourth quarter			Twelve months
millions of Canadian dollars, unless noted	2017	2016	%	2017	2016	%
Net income (loss) (U.S. GAAP)	(137)	1,444	(109)	490	2,165	(77)
Net income (loss) per common share	(0.16)	1.70	(109)	0.58	2.55	(77)
- assuming dilution (dollars)
Capital and exploration expenditures	216	213	1	671	1,161	(42)

Estimated full-year 2017 net income was $490 million, reflecting non-cash impairment charges of $566 million associated with the Horn River development and the Mackenzie gas project. The decisions not to proceed with these projects at this time were the result of many factors, including an assessment of the relative competitiveness of the investments. The 2017 results compare with net income of $2,165 million in 2016, which included a $1.7 billion gain from the sale of retail sites.

Throughout the year, Imperial improved performance and strengthened its competitive position, focusing on increasing cash flow while delivering industry-leading shareholder returns over the business cycle.

Imperial’s downstream business continued to deliver strong performance across the value chain in 2017. Refining achieved several best-ever results, most notably in energy efficiency and reliability. Petroleum product sales reached the highest level in more than 25 years, demonstrating the company’s commitment to grow volumes and deliver value to customers. Imperial increased its branded sales with the conversion of Husky’s truck transport network to the Esso brand and the opening of Canada’s first Mobil-branded service stations.

Imperial achieved gross oil-equivalent production of 375,000 barrels per day in 2017. The company continued to implement upstream enhancements, increasing annual production at Cold Lake and Kearl, while progressing additional opportunities to further improve performance.

“Substantial progress was made towards addressing reliability issues at Kearl. Following these improvements, Kearl is expected to produce an annual average of 200,000 barrels per day gross in 2018,” said Rich Kruger, chairman, president and chief executive officer.

Capital-efficient investments to add front-end redundancy and flow distribution optionality were announced in the fourth quarter and are expected to be complete by year-end 2019. This work will position the Kearl operation to perform beyond its initial scope by increasing annual average gross production to approximately 240,000 barrels per day in 2020.

Additionally, the company returned more than $1.1 billion to shareholders in 2017 with the resumption of share purchases and continued dividend growth.

“Imperial has high-quality assets, the advantage of integration and a dedicated workforce,” said Kruger. “We are well-positioned to continue to deliver long-term value to our shareholders.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Fourth quarter highlights

•	Net loss of $137 million or $0.16 per-share on a diluted basis, reflecting upstream non-cash impairment charges of $566 million ($0.68 per-share) associated with the Horn River development and the Mackenzie gas project. This compares with net income of $1,444 million ($1.70 per-share) in the fourth quarter of 2016, which included a $988 million ($1.16 per-share) gain from the sale of retail sites.

•	Cash generated from operating activities was $1,080 million, an increase of $329 million from the fourth quarter of 2016, representing the highest quarterly result in more than two years. Cash generated from operating activities for the full-year 2017 was $2,763 million.

•	Capital and exploration expenditures totalled $216 million, an increase of $3 million from the fourth quarter of 2016. Full-year capital and exploration expenditures totalled $671 million, primarily directed to sustaining capital investments.

•	Dividends paid and share purchases totalled $384 million in the fourth quarter of 2017, including the purchase of approximately 6.3 million shares at a cost of $250 million. In 2017, Imperial returned $1,151 million to shareholders with shares purchased valued at $627 million and dividends paid of approximately $524 million.

•	Production averaged 399,000 gross oil-equivalent barrels per day, unchanged from the same period of 2016, as higher production at Cold Lake and Kearl was offset by lower production at Syncrude and the continued shutdown of Norman Wells due to the Enbridge Line 21 precautionary pipeline closure.

•	Gross production of Kearl bitumen averaged 176,000 barrels per day in the quarter (125,000 barrels Imperial’s share), up from 169,000 barrels per day (120,000 barrels Imperial’s share) in the fourth quarter of 2016. Planned turnaround activity completed in the quarter impacted production by about 25,000 barrels per day (18,000 barrels Imperial’s share). Full-year gross production of Kearl bitumen averaged 178,000 barrels per day (126,000 barrels Imperial’s share), up from 169,000 barrels per day (120,000 barrels Imperial’s share) in 2016. Planned turnaround activity in 2017 impacted production by about 21,000 barrels per day (15,000 barrels Imperial’s share) and included the execution of improvement activities. Following these improvements, Kearl is expected to produce an annual average of 200,000 barrels per day gross in 2018.

•	Progressing work to increase Kearl annual average gross production to 240,000 barrels per day. Imperial announced planned investment in supplemental crushing capacity and flow distribution interconnects at Kearl to enhance reliability, increase redundancy and reduce downtime. The work is expected to be complete by year-end 2019 at an approximate cost of $400 million Imperial’s share.

•	Refinery throughput averaged 391,000 barrels per day, compared to 401,000 barrels per day in the fourth quarter of 2016, representing 92 percent capacity utilization. The quarterly throughput reflects planned maintenance activities at the Nanticoke refinery initiated in the third quarter and completed in the fourth quarter. Excluding these planned maintenance activities, utilization was 99 percent in the quarter.

•	Petroleum product sales were 496,000 barrels per day, up from 493,000 barrels per day in the fourth quarter of 2016. Annual sales were 492,000 barrels per day, representing the highest volumes in more than 25 years.

•	Advancing installation of cogeneration at the Strathcona refinery. Imperial announced planned investment in a $250 million facility to support its energy efficiency objectives. The project, comparable to other cogeneration facilities installed across Imperial’s operations, is expected to reduce net greenhouse gas emissions and lower operating costs at the refinery. Start-up is targeted for 2020.

•	Ongoing commitment to the highest standards in safety and operational integrity, demonstrated by continued strong personnel safety performance, environmental regulatory compliance and no significant process safety incidents in 2017. Imperial remains dedicated to achieving its vision of a workplace where Nobody Gets Hurt.

IMPERIAL OIL LIMITED

Fourth quarter 2017 vs. fourth quarter 2016

The company’s net loss for the fourth quarter of 2017 was $137 million or $0.16 per-share on a diluted basis, reflecting impairment charges of $289 million ($0.35 per-share) associated with the Horn River development and $277 million ($0.33 per-share) associated with the Mackenzie gas project. This compares to the net income of $1,444 million or $1.70 per-share for the same period last year, which included a $988 million gain from the sale of retail sites.

Upstream recorded a net loss in the fourth quarter of $481 million, reflecting impairment charges of $289 million associated with the Horn River development and $277 million associated with the Mackenzie gas project. Excluding these impairment charges, fourth quarter 2017 net income was $85 million, compared to net income of $103 million in the same period of 2016. Results were negatively impacted by higher royalties of about $100 million, lower Syncrude and Norman Wells volumes of about $60 million, higher operating expenses at Kearl of about $50 million and the impact of a stronger Canadian currency of about $50 million. Results benefitted from the impact of higher Canadian crude oil realizations of about $260 million.

West Texas Intermediate (WTI) averaged US$55.32 per barrel in the fourth quarter of 2017, up from US$49.34 per barrel in the same quarter of 2016. Western Canada Select (WCS) averaged US$43.15 per barrel and US$34.87 per barrel respectively for the same periods. The WTI / WCS differential narrowed to 22 percent in the fourth quarter of 2017, from 29 percent in the same period of 2016.

The Canadian dollar averaged US$0.79 in the fourth quarter of 2017, an increase of US$0.04 from the fourth quarter of 2016.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased generally in line with the North American benchmarks, adjusted for changes in exchange rates and transportation costs. Synthetic realizations were also favourably affected by local supply constraints. Bitumen realizations averaged $42.92 per barrel for the fourth quarter of 2017, an increase of $8.26 per barrel versus the fourth quarter of 2016. Synthetic crude realizations averaged $74.12 per barrel, an increase of $9.27 per barrel for the same period of 2016.

Gross production of Cold Lake bitumen averaged 168,000 barrels per day in the fourth quarter, up from 159,000 barrels per day in the same period last year. The higher production was mainly due to production optimization and the timing of the steam cycles.

Gross production of Kearl bitumen averaged 176,000 barrels per day in the fourth quarter (125,000 barrels Imperial’s share) up from 169,000 barrels per day (120,000 barrels Imperial’s share) during the fourth quarter of 2016. Higher production was mainly the result of improved reliability.

The company’s share of gross production from Syncrude averaged 81,000 barrels per day, compared to 87,000 barrels per day in the fourth quarter of 2016. Lower production was mainly due to planned and unplanned maintenance activity.

Downstream net income was $290 million in the fourth quarter, compared to $1,361 million in the same period of 2016 which included a $1,122 million gain from the sale of company-owned retail sites and the general aviation business. Excluding the impact of the 2016 asset sales, fourth quarter 2017 net income increased by $51 million, reflecting higher refining margins of about $130 million and marketing margins of about $60 million. These factors were partly offset by higher maintenance activity of about $120 million.

Refinery throughput averaged 391,000 barrels per day, compared to 401,000 barrels per day in the fourth quarter of 2016. Reduced throughput reflects higher turnaround activity mainly associated with the Nanticoke refinery.

Petroleum product sales were 496,000 barrels per day, up from 493,000 barrels per day in the fourth quarter of 2016.

Chemical net income was $74 million in the fourth quarter, up from $27 million in the same quarter of 2016, mainly due to stronger margins.

IMPERIAL OIL LIMITED

Corporate and other costs were $20 million in the fourth quarter, compared with $47 million in the same period of 2016, mainly due to lower share-based compensation charges.

Cash flow generated from operating activities was $1,080 million in the fourth quarter, compared with $751 million in the corresponding period in 2016, reflecting higher earnings, excluding the impact of asset sales and impairment charges.

Investing activities used net cash of $327 million in the fourth quarter, compared with $1,597 million cash generated from investing activities in the same period of 2016, reflecting lower proceeds from asset sales.

Cash used in financing activities was $391 million in the fourth quarter, compared with $2,205 million in the fourth quarter of 2016, reflecting the absence of debt repayments. Dividends paid in the fourth quarter of 2017 were $134 million. The per-share dividend paid in the fourth quarter was $0.16, up from $0.15 in the same period of 2016. In the second quarter of 2017, Imperial resumed share purchases under its share purchase program. During the fourth quarter, the company purchased about 6.3 million shares for approximately $250 million.

The company’s cash balance was $1,195 million at December 31, 2017, versus $391 million at the end of 2016.

Share purchases are currently anticipated to equal approximately $250 million in the first quarter of 2018. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED

Full-year highlights

•	Net income of $490 million, compared to net income of $2,165 million in the prior year.

•	Net income per-share on a diluted basis was $0.58, compared to net income per-share of $2.55 in 2016.

•	Cash flow generated from operating activities was $2,763 million, up from $2,015 million in 2016.

•	Capital and exploration expenditures totalled $671 million. In 2018, capital expenditures are expected to range between $1.5 billion to $1.7 billion, largely dependent on the timing of potential upstream growth investments.

•	Gross oil-equivalent production averaged 375,000 barrels per day, compared to 386,000 barrels per day in 2016.

•	Refinery throughput averaged 383,000 barrels per day, up from 362,000 barrels per day in 2016.

•	Per-share dividends declared during the year totalled $0.63, up $0.04 per-share from 2016.

•	Returned $627 million to shareholders through share purchases.

Full-year 2017 vs. full-year 2016

Net income in 2017 was $490 million, or $0.58 per-share on a diluted basis, reflecting impairment charges of $289 million ($0.35 per-share) associated with the Horn River development and $277 million ($0.33 per-share) associated with the Mackenzie gas project. This compares with net income of $2,165 million or $2.55 per-share in 2016, which included a gain of $1.7 billion ($2.01 per-share) from the sale of retail sites.

Upstream recorded a net loss of $706 million in 2017, reflecting impairment charges of $289 million associated with the Horn River development and $277 million associated with the Mackenzie gas project. Excluding these impairment charges, the net loss of $140 million compares to a net loss of $661 million in 2016. Results benefitted from higher Canadian crude oil realizations of about $1,190 million and higher Kearl volumes of about $60 million. Results were negatively impacted by higher royalties of about $250 million, lower Syncrude and Norman Wells volumes of about $190 million, higher operating expenses mainly associated with Syncrude and Kearl of about $150 million, higher energy costs of about $80 million and the impact of a stronger Canadian currency of about $60 million.

West Texas Intermediate averaged US$50.85 per barrel in 2017, up from US$43.44 per barrel in the prior year. Western Canada Select averaged US$38.95 per barrel and US$29.49 per barrel respectively for the same period. The WTI / WCS differential narrowed to 23 percent in 2017, from 32 percent in 2016.

The Canadian dollar averaged US$0.77 in 2017, an increase of about US$0.02 from 2016.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased generally in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $39.13 per barrel for 2017, an increase of $12.61 per barrel versus 2016. Synthetic crude realizations averaged $67.58 per barrel, an increase of $10.46 per barrel from 2016.

Gross production of Cold Lake bitumen averaged 162,000 barrels per day in 2017, up from 161,000 barrels per day in 2016.

Gross production of Kearl bitumen averaged 178,000 barrels per day in 2017 (126,000 barrels Imperial’s share) up from 169,000 barrels per day (120,000 barrels Imperial’s share) in 2016. Increased 2017 production reflects improved reliability associated with the mining and ore preparation operations.

During 2017, the company’s share of gross production from Syncrude averaged 62,000 barrels per day, compared to 68,000 barrels per day in 2016. Syncrude 2017 production was impacted by the March 2017 fire at the Syncrude Mildred Lake upgrader and planned maintenance. In 2016, production was impacted by the Alberta wildfires and planned maintenance.

IMPERIAL OIL LIMITED

Downstream net income was $1,040 million, compared to $2,754 million in 2016, which included a $1,841 million gain from the sale of company-owned retail sites and the general aviation business. Excluding the impact of the 2016 asset sales, earnings increased by $127 million reflecting higher refining margins of about $340 million, lower marketing expenses of about $160 million, mainly associated with the retail divestment, and a gain of $151 million from the sale of a surplus property. These factors were partially offset by lower marketing margins of about $330 million, mainly associated with the impact of the retail divestment, and higher maintenance activity of about $130 million.

Refinery throughput averaged 383,000 barrels per day in 2017, up from 362,000 barrels per day in 2016. Capacity utilization increased to 91 percent from 86 percent in 2016, reflecting reduced turnaround maintenance activity.

Petroleum product sales were 492,000 barrels per day in 2017, up from 484,000 barrels per day in 2016. Sales growth continues to be driven by optimization across the full downstream value chain.

Chemical net income was $235 million, up from $187 million in 2016, mainly due to stronger margins.

For 2017, Corporate and other costs were $79 million, versus $115 million in 2016, mainly due to lower share-based compensation charges.

Cash flow generated from operating activities was $2,763 million in 2017, compared with $2,015 million in 2016, reflecting higher earnings, excluding the impact of asset sales and impairment charges, partially offset by the absence of favourable working capital effects.

Investing activities used net cash of $781 million in 2017, compared with cash generated from investing activities of $1,947 million in 2016, reflecting lower proceeds from asset sales.

Cash used in financing activities was $1,178 million in 2017, compared with $3,774 million in 2016, mainly reflecting the absence of debt repayments, partially offset by share purchases under the company’s share purchase program. Dividends paid in 2017 were $524 million. The per-share dividend paid in 2017 was $0.62, up from $0.58 in 2016.

During 2017 the company purchased about 16.4 million shares for $627 million, including shares purchased from Exxon Mobil Corporation.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; limitations on transportation for accessing markets; political or regulatory events, including changes in law or government policy; applicable royalty rates and tax laws; the receipt, in a timely manner, of regulatory and third-party approvals; third party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas restrictions; currency exchange rates; availability and allocation of capital; performance of third party service providers; unanticipated operational disruptions; management effectiveness; commercial negotiations; project management and schedules; response to unexpected technological developments; operational hazards and risks; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this report all dollar amounts are expressed in Canadian dollars unless otherwise stated. This report should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this report can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Fourth Quarter		Twelve Months
millions of Canadian dollars, unless noted	2017	2016	2017	2016

Net Income (loss) (U.S. GAAP)
Total revenues and other income	8,077	8,442	29,424	27,354
Total expenses	8,286	6,779	28,842	24,910
Income (loss) before income taxes	(209)	1,663	582	2,444
Income taxes	(72)	219	92	279
Net income (loss)	(137)	1,444	490	2,165

Net income (loss) per common share (dollars)	(0.16)	1.70	0.58	2.55
Net income (loss) per common share - assuming dilution (dollars)	(0.16)	1.70	0.58	2.55

Other Financial Data

Gain (loss) on asset sales, after tax	1	1,100	192	1,908

Total assets at December 31			41,601	41,654

Total debt at December 31			5,207	5,234
Interest coverage ratio - earnings basis (times covered)			6.6	21.2

Other long-term obligations at December 31			3,780	3,656

Shareholders’ equity at December 31			24,435	25,021
Capital employed at December 31			29,661	30,272
Return on average capital employed (percent) (a)			1.8	7.1

Dividends declared on common stock
Total	134	127	531	500
Per common share (dollars)	0.16	0.15	0.63	0.59

Millions of common shares outstanding

At December 31			831.2	847.6

Average - assuming dilution	837.8	850.2	845.7	850.5

(a)	Return on capital employed is annual business-segment net income excluding after-tax cost of financing divided by the average business-segment capital employed (an average of the beginning and end-of-year amounts).

IMPERIAL OIL LIMITED

Attachment II

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2017	2016	2017	2016

Total cash and cash equivalents at period end	1,195	391	1,195	391

Net income (loss)	(137)	1,444	490	2,165
Adjustments for non-cash items:
Depreciation and depletion	1,037	399	2,172	1,628
(Gain) loss on asset sales	(1)	(1,292)	(220)	(2,244)
Deferred income taxes and other	27	79	321	114
Changes in operating assets and liabilities	154	121	-	352
Cash flows from (used in) operating activities	1,080	751	2,763	2,015

Cash flows from (used in) investing activities	(327)	1,597	(781)	1,947
Proceeds associated with asset sales	2	1,777	232	3,021

Cash flows from (used in) financing activities	(391)	(2,205)	(1,178)	(3,774)

IMPERIAL OIL LIMITED

			Attachment III

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2017	2016	2017	2016

Net income (loss) (U.S. GAAP)
Upstream	(481)	103	(706)	(661)
Downstream	290	1,361	1,040	2,754
Chemical	74	27	235	187
Corporate and other	(20)	(47)	(79)	(115)
Net income (loss)	(137)	1,444	490	2,165

Revenues and other income
Upstream	2,905	2,483	9,582	7,720
Downstream	6,011	6,718	22,138	21,796
Chemical	357	303	1,371	1,258
Eliminations / Corporate and other	(1,196)	(1,062)	(3,667)	(3,420)
Revenues and other income	8,077	8,442	29,424	27,354

Purchases of crude oil and products
Upstream	1,437	1,082	4,526	3,666
Downstream	4,506	4,039	16,543	14,178
Chemical	178	187	751	705
Eliminations	(1,202)	(1,072)	(3,675)	(3,429)
Purchases of crude oil and products	4,919	4,236	18,145	15,120

Production and manufacturing expenses
Upstream	996	957	3,913	3,591
Downstream	407	369	1,576	1,428
Chemical	57	56	209	205
Eliminations	-	-	-	-
Production and manufacturing expenses	1,460	1,382	5,698	5,224

Capital and exploration expenditures
Upstream	130	151	416	896
Downstream	72	45	200	190
Chemical	5	5	17	26
Corporate and other	9	12	38	49
Capital and exploration expenditures	216	213	671	1,161

Exploration expenses charged to income included above	154	19	183	94

IMPERIAL OIL LIMITED

		Attachment IV

Operating statistics	Fourth Quarter		Twelve Months
	2017	2016	2017	2016

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	168	159	162	161
Kearl	125	120	126	120
Syncrude	81	87	62	68
Conventional	3	11	4	14
Total crude oil production	377	377	354	363
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	378	378	355	364

Gross natural gas production (millions of cubic feet per day)	126	123	120	129

Gross oil-equivalent production (a)	399	399	375	386
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	134	139	132	138
Kearl	122	118	123	118
Syncrude	72	86	57	67
Conventional	2	8	3	12
Total crude oil production	330	351	315	335
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	331	352	316	336

Net natural gas production (millions of cubic feet per day)	124	113	114	122

Net oil-equivalent production (a)	352	371	335	356
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	222	209	216	212
Kearl blend sales (thousands of barrels per day)	172	166	165	162
NGL sales (thousands of barrels per day)	5	5	6	5

Average realizations (Canadian dollars)
Bitumen (per barrel)	42.92	34.66	39.13	26.52
Synthetic oil (per barrel)	74.12	64.85	67.58	57.12
Conventional crude oil (per barrel)	60.05	30.42	53.51	32.93
NGL (per barrel)	43.06	22.47	31.46	15.58
Natural gas (per thousand cubic feet)	2.28	3.29	2.58	2.41

Refinery throughput (thousands of barrels per day)	391	401	383	362
Refinery capacity utilization (percent)	92	95	91	86

Petroleum product sales (thousands of barrels per day)
Gasolines	259	260	257	261
Heating, diesel and jet fuels	177	179	177	170
Heavy fuel oils (b)	14	21	18	16
Lube oils and other products	46	33	40	37
Net petroleum products sales	496	493	492	484

Petrochemical sales (thousands of tonnes) (b)	184	204	774	908
(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.
(b)	In 2017, carbon black product sales are reported under heavy fuel oils; in 2016, they were reported under petrochemical sales.

IMPERIAL OIL LIMITED

		Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted
	millions of Canadian dollars	dollars

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58